EXHIBIT 11--STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

COMMERCIAL BANCSHARES, INCORPORATED

                                      Year Ended December 31
PRIMARY:                                 1993         1992
                                     ------------------------
Average shares outstanding                740,623     740,135

Net Income                             $2,773,735  $2,468,933
Less dividend paid on convertible
     preferred stock                      271,853     272,460
                                     ------------------------

Applicable to common stock             $2,501,883  $2,196,473
                                     ========================

Per Share Amount                       $     3.38  $     2.97


FULLY DILUTED:
Average shares outstanding                740,623     740,135
Effect of conversion of convertible
     preferred stock                      199,284     199,768
                                     ------------------------

TOTAL                                     939,907     939,903
                                     ========================

Net Income                             $2,773,735  $2,196,473
                                     ========================

Per Share Amount                       $     2.95  $     2.63